                                                                    Exhibit 99.1


                                      NPC
                                      Consultants in Transaction Technology

FOR MORE INFORMATION CONTACT:


                                  DAN SHINGLER
                            NATIONAL CITY CORPORATION
                                 (216) 575-2441


           NATIONAL PROCESSING CLOSES SALES OF REMITTANCE PROCESSING
           ---------------------------------------------------------
                       AND CHECK SERVICES BUSINESS LINES
                       ---------------------------------

         LOUISVILLE, KY., JUNE 1 -- National Processing, Inc. (NYSE: NAP) announced today that its subsidiary, National Processing Company, has closed on the previously announced sales of its Remittance Processing and Check Services business units.

         The Remittance Processing unit has been sold to First Tennessee Bank, National Association, a subsidiary of First Tennessee National Corporation (Nasdaq:FTEN), in a transaction valued at approximately $6 million. In a separate transaction valued at approximately $38 million, NPC Check Services, Inc., a wholly owned subsidiary of National Processing Company, has been sold to International Payment Services, Inc., an affiliate of GTCR Golder Rauner, LLC. National Processing included in its first quarter 1999 results a charge to reflect the actual and estimated costs to divest certain business lines, including Remittance Processing and Check Services.

         Robert E. Showalter, president and chief executive officer of National Processing, said these two sales conclude the previously announced divestiture of four business units, permitting the company to focus on its core business lines of merchant credit card processing, imaging and travel-related businesses. The other two business units, Freight Services and Corporate Payables, were sold earlier this year.


         National Processing is a leading provider of transaction processing services and customized processing solutions. Approximately 88 percent of the company is owned by National City Corporation (NYSE:NCC).


                    One Oxmoor Place
                    101 Bullitt Lane, Suite 450    Telephone 502 326.7000
                    Louisville, KY 40222           Facsimile 502 326.7100